Exhibit 99.1

Guess?, Inc. Reports Stronger Than Anticipated Holiday Sales at Its North American Retail Business

Company Raises Annual Fiscal 2008 EPS Guidance To $1.94 - $1.97 From $1.93 - $1.96

LOS ANGELES--(BUSINESS WIRE)--Guess?, Inc. (NYSE: GES) announced today that its North American retail business continued to perform ahead of expectations for December 2007, delivering a double digit same store sales increase for the five week period ended January 5, 2008. This performance followed a double digit same store sales increase for the November 2007 period. As a result of the improved sales performance, the Company is increasing revenue guidance for its retail segment for the current fiscal year to grow about 16.5% versus its previous expectations for an increase of 16%.

The Company also reaffirmed its outlook for its other business segments for the year ending February 2, 2008. The Company plans to release its actual fiscal 2008 fourth quarter and year end financial results on Wednesday, March 19, 2008.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. As of November 3, 2007 the Company operated 365 retail stores in the United States and Canada and 560 retail stores outside of North America, of which 56 were directly owned. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the fourth quarter and full fiscal year 2008, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our retail stores, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, currency fluctuations, and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

CONTACT:
Guess?, Inc.
Carlos Alberini
President & Chief Operating Officer
(213) 765-3534
or
Dennis Secor
SVP & Chief Financial Officer
(213) 765-3289
or
ICR, Inc.
Joseph Teklits
(203) 682-8258